Exhibit 99.1

COMPANY CONTACT:	INVESTOR CONTACT:
Martha L. Hough	Lippert/Heilshorn & Associates, Inc.
VP Finance & Investor Relations	Jody Cain (jcain@lhai.com)
(858) 314-5824	Cindy Bradehoft (cbradehoft@lhai.com)
Debra P. Crawford	(310) 691-7100
Chief Financial Officer
(858) 314-5708
For Immediate Release
SANTARUS PROVIDES TERMINATION NOTICE TO OTSUKA AMERICA
PHARMACEUTICAL FOR ZEGERID CO-PROMOTION AGREEMENT
SAN DIEGO (April 15, 2008) – Santarus, Inc. (NASDAQ: SNTS), a specialty pharmaceutical company, today announced that it has provided notice to Otsuka America Pharmaceutical, Inc. of its intent to terminate their co-promotion agreement effective August 13, 2008, or earlier as the parties may mutually agree. Under the co-promotion agreement, Otsuka America has provided promotional support in the U.S. related to Santarus’ ZEGERID® (omeprazole/sodium bicarbonate) Capsules and Powder for Oral Suspension products. Santarus will continue to promote its ZEGERID prescription products in the U.S. with its field sales organization and inVentiv contract field sales representatives.
“We remain committed to growing ZEGERID prescription product sales. We believe that actions recently taken by other companies to reduce sales force promotion on their branded proton pump inhibitor (PPI) prescription products has created an opportunity for us to reduce our cost structure, while maintaining our share of voice with our targeted physicians,” said Gerald T. Proehl, president and chief executive officer of Santarus. “We sincerely appreciate the collaborative efforts of Otsuka America in working together with our commercial team to launch and promote our ZEGERID products.”
Santarus and Otsuka America entered into the agreement in October 2004 to co-promote ZEGERID products in the U.S. through December 31, 2009, unless terminated earlier under amended terms agreed to in January 2006. Following the effective date of termination of the co-promotion agreement there will be no continuing financial commitments for either company, and Santarus will no longer be obligated to pay a high single-digit royalty on ZEGERID net sales to Otsuka America. In addition, Santarus anticipates that it will accelerate the timeframe over which it amortizes the remaining balance of the $15 million up-front payment previously received from Otsuka America in October 2004. The remaining deferred revenue balance related to the up-front payment was approximately $5 million as of March 31, 2008.
About Santarus
Santarus, Inc. is a specialty pharmaceutical company focused on acquiring, developing and commercializing proprietary products that address the needs of patients treated by gastroenterologists or primary care physicians. The company’s current marketing efforts are primarily focused on ZEGERID Capsules and Powder for Oral Suspension. These products are immediate-release formulations of omeprazole, a widely prescribed PPI. More information about Santarus is available on the company’s Web site at www.santarus.com.
Santarus cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements. The inclusion of forward-looking statements should not be regarded as a representation by Santarus that any of its plans will be achieved. Actual results may differ materially from those set forth in this release due to the risks and uncertainties inherent in Santarus’ business, including, without limitation: Santarus’ ability to increase market demand for, and sales of, its ZEGERID products and the impact, if any, of the termination of Otsuka America’s promotional support; the scope and validity of patent protection for Santarus’ products, including the outcome and duration of its patent infringement lawsuit against Par Pharmaceutical, Inc.; competition from other pharmaceutical or biotechnology companies and evolving market dynamics, including the impact of currently available generic PPI products and the introduction of additional generic PPI products; Santarus’ ability to further diversify its sources of revenue and product portfolio; Santarus’ ability to obtain additional financing as needed to support its operations or future product acquisitions; other difficulties or delays relating to the development, testing, manufacturing and marketing of, and maintaining regulatory approvals for, Santarus’ products; and other risks detailed in Santarus’ prior press releases as well as in public periodic filings with the Securities and Exchange Commission.
You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and Santarus undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.
Santarus® and ZEGERID® are trademarks of Santarus, Inc.
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